EXHIBIT 99.1

Contact:
David Nagler
Vice President Corporate Affairs
ARYx Therapeutics, Inc.
(510) 585-2200 x. 211
dnagler@aryx.com

ARYx Therapeutics Reports Third Quarter 2009 Results

FREMONT, Calif., November 12, 2009 — ARYx Therapeutics, Inc. (NASDAQ:ARYX) today reported results of operations and provided a general business update for the third quarter ended September 30, 2009.

“Our highest priority remains completing a partnership with a large pharmaceutical company on our oral antiarrythmic agent, budiodarone, for its late-stage development and anticipated commercialization,” stated Dr. Paul Goddard, ARYx chairman and chief executive officer. “We remain confident that a budiodarone partnership will be completed and that with the recently-executed $35 million committed equity line financing in place, we have the flexibility to get the right deal done with the right company. Looking beyond the completion of a budiodarone partnership, we continue to actively pursue a similar partnership for our oral gastrointestinal prokinetic agent, ATI-7505, and are seeking guidance from the United States Food and Drug Administration on the continued development of tecarfarin, our oral anticoagulant compound.”

Company Highlights

•  Significant interest and activity by several large pharmaceutical companies is accelerating in the partnering efforts for budiodarone, leading ARYx to believe that the compound will be partnered in the near term. The early market penetration of Multaq® in the United States, a recently launched therapy also for the treatment of atrial fibrillation, continues to demonstrate a growing demand and interest for antiarrythmic therapies.

•  Results were reported in July (see press release dated July 7, 2009) from the EmbraceAC study, the Phase 2/3 clinical trial comparing our oral anticoagulant therapy, tecarfarin, against warfarin in a blinded head to head study. At that time, 104 patients from the tecarfarin arm of the study were continued on treatment in an open-label safety extension and 95 of these patients will have remained on tecarfarin through the end of the extension treatment period that ends November 15, 2009. None of the patients in this extension phase dropped out due to drug related side effects. A total of 124 patients will have been treated with tecarfarin for at least one year by the end of this safety extension phase, a key safety milestone in the investigation of all chronic therapies under ICH guidelines.

ARYx Therapeutics, Inc.

6300 Dumbarton Circle,   Fremont, CA  94555   Ph: 510-585-2200   Fax: 510-585-2202

www.aryx.com

During this additional treatment period, patients continued to be monitored using the standard measure of anticoagulation, INR (International Normalized Ratio), at an interval of up to four weeks. The average time within therapeutic range of INR for these patients in the extension phase is 79% of the time treated (interpolated), based upon a preliminary interpretation of the results. This compares to the 74% of the time in range  (interpolated) that was demonstrated in the blinded phase of the trial. Importantly, there were no serious bleeding events during this safety extension phase, and tecarfarin continued to be well tolerated. These additional results, while on a small subset population of those participating in EmbraceAC, suggest once again that tecarfarin appears to maintain patients within the target INR range between 74% and 79% of the time treated, whether the dosing is tightly controlled or in an open label fashion that equates more closely to real world standard of care. Extending the interval between monitoring to thirty days does not appear to substantially impact the ability of tecarfarin to maintain patients within the target therapeutic range of INR. Monitoring less often than once a month has not been tested with tecarfarin but would appear to be feasible based on the stability of patients in this open label extension.

•  ARYx entered into an agreement with Commerce Court Small Cap Value Fund for a committed equity line of financing under which ARYx has the option to sell up to $35.0 million in value of our common shares over a 24 month period at pre-agreed discounts to our common shares’ open market price ranging from 4.2% to 7%. It is entirely at ARYx’s option whether to utilize this financing facility and to date no shares have been sold. Under the terms of the agreement, ARYx is required to file a Form S-1 registration statement with the US Securities and Exchange Commission (SEC) by early December 2009 to allow Commerce Court to resell any common shares that ARYx requires them to purchase.

•  ARYx implemented a staffing plan to operate the company that anticipates licensing its lead development programs and resuming development of earlier stage product candidates. The staffing changes impacted functions throughout ARYx and included a reduction in personnel from 73 employees to 56 employees. ARYx expects to record a charge of less than $500,000 in the fourth quarter of 2009 related to this reduction in personnel. This staffing reduction was accompanied by changes in the organizational structure that allow ARYx to improve both the efficiencies and flexibility of operations.

Financial Results

As of September 30, 2009, ARYx had cash, cash equivalents and marketable securities totaling approximately $14.5 million. For the quarter, ARYx reported a net loss of $8.2 million or $0.30 per share, compared to net income of $3.2 million or $0.17 cents per diluted share in the same quarter of 2008 that included a substantial non-recurring revenue amount. ARYx had no revenue in the third quarter of 2009 compared to revenue of

$17.5 million for the third quarter of 2008. The $17.5 million in revenue was recorded in the third quarter of 2008 because the Company’s former collaborative partner, Procter & Gamble Pharmaceuticals, terminated its agreement with ARYx in July 2008 and the remaining portion of the $25.0 million up-front payment that ARYx had previously received became fully earned. Without this amount, the loss for the third quarter of 2008 would have been approximately $14.3 million compared to this quarter’s $8.2 million loss.

Research and development expenses for the third quarter of 2009 were $5.0 million, compared to $11.7 million during the same period of 2008. The decrease in 2009 is primarily due to completion of both the Phase 2b clinical study of budiodarone in December 2008 and the Phase 2/3 EmbraceAC clinical study of tecarfarin completed in July 2009. External clinical expenses for the remainder of the year are expected to decline significantly since the only remaining significant clinical costs relate to the ongoing safety-extension study of EmbraceAC and other study completion costs.

ARYx’s general and administrative expenses during the third quarter of 2009 were $2.6 million compared to $2.4 million for the same period last year. The increase in expense for 2009 is primarily due to expenses related to Sarbanes-Oxley regulatory compliance and increased patent filing and maintenance costs. Our third quarter 2009 general and administrative expense also includes approximately $345,000 of non-cash stock compensation expense.

Conference Call and Webcast Information

ARYx will host a conference call and simultaneous Webcast on Thursday, November 12, 2009 at 8:00 a.m. Pacific Time to review the results for the third quarter 2009 and to provide a general business update on the company. The Webcast will be available live via the Internet by accessing the ARYx Website at http://www.aryx.com. Alternatively, the call can be accessed by dialing 877-718-5101. Participants outside of the U.S. should dial 719-325-4797. The passcode for the call is 6435509. Replays of the call will be available through December 15, 2009 at ARYx’s Website.

About ARYx Therapeutics, Inc.

ARYx Therapeutics is a biopharmaceutical company focused on developing a portfolio of internally discovered products designed to eliminate known safety issues associated with well-established, commercially successful drugs. ARYx uses its RetroMetabolic Drug Design technology to design structurally unique molecules that retain the efficacy of these original drugs but are metabolized through a potentially safer pathway to avoid specific adverse side effects associated with these compounds. ARYx currently has four products in clinical development: an oral anti-arrhythmic agent for the treatment of atrial fibrillation, budiodarone (ATI-2042); an oral anticoagulant agent for patients at risk for the formation of dangerous blood clots, tecarfarin (ATI-5923); a prokinetic agent for the treatment of various gastrointestinal disorders, ATI-7505; and, an agent for the treatment of schizophrenia and other psychiatric disorders, ATI-9242. Please visit ARYx’s Website at www.aryx.com for additional information.

Forward-looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to the potential safety and efficacy and commercial potential of ARYx’s product candidates, the ability of preliminary clinical data and trends to be predictive of future data or results, and ARYx’s ability to find partners to help advance its product candidates through clinical development. Words such as “believes,” “continues,” “could,” “expects,” “may,” “planning” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon ARYx’s current expectations. Forward-looking statements involve risks and uncertainties. ARYx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that ARYx will need substantial additional funding and may be unable to raise additional capital when needed which would force ARYx to limit or cease its operations and related product development programs, the risk that collaborative arrangements will likely place the development of ARYx’s product candidates outside of its control, the risk that ARYx depends on collaborative arrangements to complete the development and commercialization of each of its product candidates and ARYx may have to alter its development and commercialization plans if collaborative relationships are not established for tecarfarin, budiodarone and ATI-7505, the risk that ARYx’s product candidates may not demonstrate safety and efficacy or lead to regulatory approval, the risk that any failure or delay in commencing or completing clinical trials for its product candidates could severely harm ARYx’s business, and the risk that third party manufacturers could delay or prevent the clinical development of ARYx’s product candidates. These and other risk factors are discussed under “Risk Factors” and elsewhere in ARYx’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and other filings with the Securities and Exchange Commission. ARYx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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ARYx Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2009	2008
	(unaudited)	(note A)
ASSETS
Current assets:
Cash and cash equivalents	$6,845	$35,999
Marketable securities	7,342	8,588
Other current assets	914	1,263
Total current assets	15,101	45,850
Property and equipment, net	2,465	3,198
Other assets	1,721	2,100
Total assets	$19,287	$51,148

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current liabilities	$3,160	$7,584
Current portion of long-term borrowings	6,792	3,404
Current portion of deferred revenue	—	—
Total current liabilities	9,952	10,988
Long-term borrowings	6,369	11,278
Deferred revenue	—	—
Other non-current liabilities	1,150	1,436
Stockholders’ equity:
Common stock	27	27
Additional paid-in capital and other	183,111	181,330
Accumulated deficit	(181,322)	(153,911)
Total stockholders’ equity	1,816	27,446
Total liabilities and stockholders’ equity	$19,287	$51,148

Note A: The balance sheet has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statement presentation.

ARYx Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amount)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(unaudited)
Revenue:
Collaboration services	$—	$—	$—	$232
Technology license fees	—	17,544	—	19,492
Total revenue	—	17,544	—	19,724
Costs and expenses:
Cost of collaboration service revenue	—	—	—	232
Research and development	4,994	11,716	18,054	29,207
Selling, general and administrative	2,638	2,415	7,863	8,166
Total costs and expenses	7,632	14,131	25,917	37,605
Loss from operations	(7,632)	3,413	(25,917)	(17,881)
Interest and other income, net	1	292	66	1,149
Interest expense	(519)	(474)	(1,515)	(1,437)
Loss on investment	—	—	(14)	—
Net loss	$(8,150)	$3,231	$(27,380)	$(18,169)

Basic net income (loss) per share	$(0.30)	$0.18	$(1.00)	$(1.03)
Diluted net income (loss) per share	N/A	$0.17	N/A	$(1.03)

Weighted average shares used to compute:
Basic net income (loss) per share	27,443	17,663	27,387	17,645
Diluted net income (loss) per share	—	18,628	—	17,645